Exhibit 99.1

Patriot Coal Corporation 12312 Olive Boulevard St. Louis, Missouri 63141 314.275.3600 www.patriotcoal.com

May 22, 2012

Dear Fellow Employee:

I am writing each of you to provide an update on the proactive initiatives we are taking to help ensure Patriot remains strong during these challenging times in our industry.

Across our business, operations are performing well.  We are achieving outstanding safety results, and we have taken decisive action to scale our production to match market demand.  Our operational excellence and the flexibility of our modular met coal production portfolio are a distinct competitive advantage for our company.

Our management team has acted swiftly to ensure that we are well-positioned in the current operating environment.  We have reduced thermal coal production by over four million annual tons, delayed expansions under the Met Build-Out program, and worked closely with our customers to address their changing needs.  In addition, we have implemented major cost reduction initiatives, including assuming full operation of several mines and facilities that were previously managed by contractors and adjusting our workforce appropriately.

We are also addressing a number of challenges that current market conditions have created.  Last week, we adjusted our forecast for the year to reflect a possible default by a key customer on a contract for Appalachia met coal.  We continue to be in discussions with the customer and other potential buyers for this allotment of coal, and we are confident it will ultimately be sold – although not at the original contract price, which was measurably higher than the current spot market.  As you know, we and other coal producers have encountered similar business situations in the past and we have successfully achieved satisfactory resolutions.

Earlier this month, we announced that Patriot has entered into a commitment letter for a new revolving credit facility and new term loan facility for a total of $625 million.  We are continuing to work with our lenders to strengthen our finances, including the refinancing of our debt obligations that become due in March 2013.  We have engaged The Blackstone Group and continue to work with Davis Polk & Wardwell, our long-standing counsel, to achieve an optimal financing package.  As we work through these matters, we continue to have access to our current credit facilities.

We believe the actions we are taking will see us through these challenging times and position us for future growth.  Despite the current domestic headwinds we are facing, the global market for both thermal and met coal is creating export opportunities for our company.  We are aligning our operating portfolio to take advantage of these opportunities.

Please also keep in mind that our industry is inherently cyclical.  For that reason, our leadership team has extensive prior experience in managing through variable and difficult markets. You may recall, for instance, that in 2009 we successfully navigated through one of the greatest market dislocations in history.  I am confident we will do so again.

The most important way that you can personally help is by continuing to focus on your individual responsibilities.  I personally want to thank you for your continued focus and commitment to safety and to exceeding our customers’ expectations.

Sincerely,

Richard M. Whiting President & Chief Executive Officer